Exhibit 17.1

August 25, 2004

GMAC ELF LLC

1801 California Street, Suite 3700

Denver, Colorado  80202

Re:          Resignation

Ladies and Gentlemen:

Please be advised that I am voluntarily resigning as a director (manager) and vice president of GMAC ELF LLC, effective August 25, 2004 to pursue other business interests.

Sincerely,

/s/ Ronald W. Page
Ronald W. Page